___________________________________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2011

BONANZA GOLDFIELDS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-53612	26-2723015
(State or Other Jurisdiction	(Commission File	(IRS Employer
Of Incorporation)	Number)	Identification No.)

736 East Braeburn Drive, Phoenix, AZ	85022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 971-2669

_______________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On June 14, 2011, the Board of Directors (the “Board”) of Bonanza Goldfields Corporation (the “Company”) approved the creation of 10 million shares of Series A Preferred Stock (the “Preferred Stock”). On June 14, 2011, The Company issued 3 million shares of Preferred Stock to David Janney, a controlling shareholder and a member of the Board, pursuant to the terms of the security agreement between the Company and Mr. Janney. No solicitation was made and no underwriting discounts were given or paid in connection with these transactions. The Company believes that the issuance of the Preferred Stock was exempt from registration with the SEC pursuant to Section 4(2) of the Securities Act of 1933.

Item 3.03 Material Modification to Rights of Security Holders

On June 14, 2011, the Board approved the issuance of the Preferred Stock to Mr. Janney as described in Item 3.02 above. The Preferred Stock contains certain rights, preferences, privileges, restrictions and other characteristics as further detailed in the Certificate of Designation to the Company’s Articles of Incorporation attached as an exhibit to this Current Report. Significantly, the Preferred Stock has 100 votes per share, whereas, each share of Common Stock has 1 vote. Preferred Stock holders may vote with holders of the Company’s Common Stock on all matters which common stockholders may vote.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On June 14, 2011, the Company filed a Certificate of Designation to its Articles of Incorporation specifying the rights, preferences, privileges, and restrictions of the Preferred Stock issued to Mr. Janney as described in Item 3.02 above. The Certificate of Designation is attached as an exhibit to this Current Report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

3(i) Certificate of Designation to the Articles of Incorporation of Bonanza Goldfields Corporation.

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bonanza Goldfields Corporation

By:	/s/ David Janney
David Janney President, CEO, and CFO

Date:  June 20, 2011